Exhibit 10.2
April 13, 2017

Dr. Sunil Agarwal
[omitted]

Delivered in person

Dear Sunil:

On behalf of Juno Therapeutics, Inc., (the “Company” or “Juno”), we are pleased to extend to you an offer to join Juno in the position of President of Research and Development, effective as of April 13, 2017 (the “Start Date”). This position reports to Hans Bishop, President and Chief Executive Officer. The position will be based in the San Francisco Bay area, but you will be expected to travel frequently to Seattle to spend time at the Company’s Seattle headquarters. This position is classified as exempt for purposes of wage and hour law and not subject to federal and state overtime and minimum wage requirements.

This letter, and its accompanying documents, confirms the terms of the offer. This letter amends and restates, and supersedes in its entirety, the terms of the offer letter dated March 21, 2017, which was signed by you on March 24, 2017.

Salary:

You will be paid a bi-weekly base salary of $18,269.23, which is equivalent to $475,000 on an annualized basis, less applicable deductions and withholdings. The salary paid to you covers all hours worked in a workweek. You will be paid your salary in accordance with the Company’s normal payroll practices as established or modified from time to time.
Bonus:
You may be eligible to earn an annual incentive bonus (the “Bonus”) with a target equal to 40% of your annual base salary upon attainment of certain performance objectives during the calendar year to be determined by the Board of Directors of the Company (the “Board”), which Bonus target may be prorated in the year of hire based on your period of employment. The achievement of such objectives will be determined by the Board. Your Bonus, if earned, will be payable on or before March 15 following the calendar year in which the Bonus was measured. Any Bonus will not be earned until paid, and you must be employed with the Company at the time of payment to be eligible to receive such payment.
Equity Award:
On the Start Date, the Board granted you an option award to purchase the number of shares of the Company’s common stock (rounded up to the nearest whole share) such that the option award (the “Option Award”) had a value of $5,062,500 on the grant date, as such value was calculated using the Black-Scholes model with a volatility value of 75%, a risk free interest rate on the grant date using the average of the yields of the 5 year U.S. treasury bond and the 7 year U.S. treasury bond as quoted on the U.S. Department of Treasury website for the grant date, an expected maturity of 6.25 years, and a strike price and spot price equal to the closing price of the Company’s Common Stock on The NASDAQ Global Select Market on the grant date. Subject to your continuing to be a Company service provider through the applicable vesting dates, the Option Award vests and becomes exercisable as follows: 25% of the shares on the one-year anniversary of the Start Date and an additional 1/48 of the shares on each subsequent monthly anniversary.
Additionally, on the Start Date, the Board granted you a restricted stock unit award (the “RSU Award”) for a number of shares equal to $2,320,000 divided by the closing price per share of the Company’s Common Stock on The NASDAQ Global Select Market on the Start Date. Subject to your continuing to be a Company service provider through the applicable vesting dates, the RSU Award vests as follows: 12.5% of the shares subject to the award vested on the Start Date, 31.25% of the shares subject to the award will vest on the first anniversary of your Start Date, and 18.75% of the shares subject to the award will vest on each of the second, third, and fourth anniversaries of your Start Date. The value of the shares delivered to you upon the vesting of your RSU Award on the Start Date is an advance and will only be earned by you do not terminate your employment with the Company prior to the first anniversary of the Start Date. If you terminate your employment with the Company at any time before the first anniversary of your Start Date, you will be required to pay $290,000 to the Company in cash, which is an amount equal to the value of the shares subject to the RSU Award that vested upon your Start Date. You will be required to make mutually satisfactory arrangements to repay the Company within a reasonable period of time following your employment termination for any amount owed.
The Option Award and RSU Award are each subject to the terms and conditions of the Company’s 2014 Equity Incentive Plan and an award agreement thereunder.
Sign-on Bonus:
Should you accept the Company’s offer of employment, the Company will advance you a total signing bonus of $200,000, less applicable deductions and withholdings and payable within the first month after your Start Date. The payment will be earned by you if you remain employed by the Company and in good standing through the first anniversary of the Start Date. If you terminate your employment with the Company, at any time before the first anniversary of your Start Date, you will not earn and must return 100% of the signing bonus. You will be required to make mutually satisfactory arrangements to repay the Company within a reasonable period of time following your employment termination for any amount owed.
Business Travel & Accommodation in Seattle:
You understand that you will be required to travel frequently to Seattle to spend time at the Company’s Seattle headquarters. This will not change your principal place of employment. You will be reimbursed for up to one round trip between Seattle and the greater San Francisco Bay area per week and for associated ground transportation expenses. Air travel will be reimbursed at business class fare. The Company also will also provide you with a housing allowance in the Seattle area for up to 24 months, not to exceed $10,000 per month. You must submit documentation through our partner Relocation Coordinates International or as otherwise requested by the Company and comply with all applicable company policies. Depending on the circumstances, the travel, transportation, and housing reimbursements to you, or payments by the Company on your behalf, may be considered taxable income. For this reason, for so long as such reimbursements or payments are considered taxable income, the Company will provide you tax assistance, also known as gross-up, to reduce certain tax liabilities incurred in relation to those reimbursements or payments. This tax assistance is not required by law and is not intended to compensate you completely for all tax liabilities.
Change in Control and Severance Benefits:
You will be entitled to participate in Juno’s Change in Control and Severance Plan, a copy of which has been provided to you. In order to participate, you will need to sign a participation agreement in the form attached as Appendix A to the Change in Control and Severance Plan, which you signed on March 24, 2017.

Coverage of Legal Expenses:
The Company will also reimburse you for up to $5,000 in documented legal expenses incurred by you in connection with obtaining legal advice related to your potential employment with the Company, which amount would be payable to you at the end of the first payroll period following your Start Date.
Section 16 Power of Attorney, Indemnification Agreement:
The Company will recommend to the Board that you be deemed an “executive offer” of the Company within the meaning of Item 401(b) of Regulation S-K under the Securities Act of 1933 and for purposes of Section 16 under the Exchange Act. In such event, you will become subject to Section 16 of the Exchange Act, including reporting requirements for transactions in the Company’s equity securities. In order to enable the Company to assist you with fulfilling such reporting requirements, you will be asked to sign and deliver a Section 16 power of attorney in advance of your Start Date. The Company will also offer you the opportunity to enter into an indemnification agreement with the Company for your benefit, on the Company’s standard form of indemnification agreement for its directors and officers, as filed with the Securities and Exchange Commission.
Other Terms:
Your employment with the Company will be for no specified period and will constitute at‑will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that you give the Company at least two weeks’ notice if you resign.
You acknowledge and agree that you have disclosed to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. The Company is of the understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Please notify the Company immediately if this is not accurate. Moreover, you agree that, during the term of your employment with the Company, you will neither engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment to the extent such outside employment poses a direct conflict with the Company’s business and would materially and substantially disrupt the Company’s operations. Rules concerning outside employment are described in more detail in the Company’s employee handbook, known as The People Pact. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer and, in performing your duties for the Company, you will not in any way use any such information.
As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and understand the policies and guidelines, to include the Company’s rules of conduct, found in The People Pact.
You are also required to comply with the At‑Will Employee Agreement you signed on March 24, 2017, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non‑disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company will be fully and finally resolved by binding arbitration, (ii) all disputes will be resolved by a neutral arbitrator who will issue a written opinion, and (iii) the Company will pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.
To accept the terms of employment described in this letter, please sign and date this letter in the space provided below and return it to the Company. This letter and the At-Will Employee Agreement set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at‑will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

This offer and your employment is conditioned on satisfying all conditions of employment, including completion of the At-Will Employee Agreement and this letter, successful completion of a background check, and provision of timely and satisfactory proof of eligibility for U.S. employment. You will separately receive information regarding a background check and the required consent documentation.
We look forward to working with you at the Company.
Sincerely,
/s/ Hans Bishop
Hans Bishop
    Chief Executive Officer, Juno Therapeutics, Inc.

Enclosure: At-Will Employee Agreement
Agreed to and accepted:
Signature:    /s/ Sunil Agarwal
Printed Name:    Sunil Agarwal
Date: 6/8/17

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